Exhibit 10.1

COLOCATION CENTER TERMINATION AGREEMENT

THIS COLOCATION CENTER TERMINATION AGREEMENT (this “Termination Agreement”) is made and entered into as of the 29th day of December, 2006, by and between OMTek, LLC, a Utah limited liability company, (“Lessor”) and Overstock.com, Inc., a Delaware corporation, (“Lessee”).

R E C I T A L S:

A.  Lessor and Lessee entered into a Colocation Center Agreement dated July 1, 2005 (the “Colocation Agreement”) with respect to certain premises on the first floor of the building known as Old Mill Corporate Center II (the “Building”) consisting of 11,289 rentable square feet and 9,567 useable square feet (the “Premises”).

B.  Lessee desires to terminate the Colocation Agreement, and Lessor is willing to terminate the Colocation Agreement on the terms and conditions set forth hereinafter.

NOW, THEREFORE, in consideration of their mutual promises and covenants set forth hereinafter, the parties agree as follows:

1.  Termination of Colocation Agreement.  Lessor and Lessee hereby agree that the Colocation Agreement shall be terminated effective as of the date hereof, subject to the terms and conditions of this Termination Agreement.

2.  Termination Payment.  As consideration for termination of the Colocation Agreement, Lessee shall pay to Lessor the sum of Five Million Four Hundred Ninety-Nine Thousand Four Hundred Six and 88/100s Dollars ($5,499,406.88) (the “Termination Amount”) on or before February 1, 2007.

Any amount not paid when due or within five (5) days thereafter shall be subject to a late charge in the amount of five percent (5%) of the delinquent amount.  Further, any payment not paid when due shall bear interest at the rate of twelve percent (12%) per annum from the date five (5) days after the due date.  Any late charge shall bear interest at the rate of twelve percent (12%) per annum from the date five (5) days after the due date.

3.  Failure to Pay Termination Amount.  Notwithstanding any other provision herein, in the event Lessee fails to pay the entire Termination Amount, this Termination Agreement shall be null and void; and any amounts paid by Lessee shall be credited against rent owed under the Colocation Agreement.

4.  Termination of Possession.  Lessee shall terminate its possession of the Premises on or before April 30, 2007.  In the event Lessee is unable to terminate its possession of the Premises on or before April 30, 2007, Lessee shall give Lessor not less than fifteen (15) days written notice in which Lessee specifies the date by which it will terminate its possession of the Premises; and in such event Lessee shall be entitled to occupy the Premises through the date specified in the notice.  During any period of time that Lessee occupies the Premises after April 30, 2007, Lessee shall reimburse Lessor for the actual costs incurred by Lessor as a result of Lessee’s continued possession of the Premises.  Such reimbursement shall be due and payable within ten (10) days after Lessor gives Lessee written notice of the amount of such costs.  Until Lessee terminates its possession of the Premises, all terms and conditions of the Colocation Agreement other than the provisions of Sections 1.2 (Term) and 3.1 (Rent) shall apply.  Lessee shall surrender possession of the Premises to Lessor in good order and condition in accordance with the provisions of Section 16.2 of the Colocation Agreement.  Lessee shall be responsible for any damages to the Premises or the Building caused by Lessee, its employees, agents or invitees.

5.  Release of Lessee’s Obligations.  Subject to the provisions of this Termination Agreement, Lessor hereby forever releases, discharges, acquits and forgives Lessee and its shareholders, directors, officers, employees and agents from any and all claims, suits, actions, demands, liabilities and proceedings of every nature and description arising from the beginning of time to the date of these presents, arising out of under the Colocation Agreement.

6.  Release of Lessor’s Obligations.  Subject to the provisions of this Termination Agreement, Lessee hereby forever releases, discharges, acquits and forgives Lessor and its managers, members, officers, employees and agents from any and all claims, suits, actions, demands, liabilities and proceedings of every nature and description arising from the beginning of time to the date of these presents, arising out of under the Colocation Agreement.  Lessee acknowledges that Lessee will not be entitled to any remaining credits under the Colocation Agreement.

7.  Notices.  Any notice given to Lessor shall be in writing and delivered personally to the manager of Lessor or deposited in the United States mail, postage prepaid, certified, return receipt requested, addressed to Lessor at 6322 South 3000 East, Suite 120, Salt Lake City, Utah 84121.  Any notice given to Lessee shall be in writing and delivered personally to an officer of Lessee or deposited in the United States mail, postage prepaid, certified, return receipt requested, addressed to Lessee at 6350 South 3000 East, Salt Lake City, Utah 84121.  Any notice given by mail shall be deemed to have been received four (4) days after its mailing.

8.  Attorneys’ Fees.  If either Lessor or Lessee shall obtain legal counsel or bring an action against the other by reason of the breach of any covenant, warranty or condition hereof, or otherwise arising out of this Termination Agreement, the unsuccessful party shall pay to the prevailing party reasonable attorneys’ fees, which shall be payable whether or not any action is prosecuted to judgment.  The term “prevailing party” shall include, without limitation, a party who obtains legal counsel or brings an action against the other by reason of the other’s breach or default and obtains substantially the relief sought, whether by compromise, settlement or judgment.

9.  Successors and Assigns.  This Termination Agreement and all provisions, covenants and conditions thereof shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Termination Agreement as of the day and year first above written.

Lessor:		Lessee:

OMTek, LLC		Overstock.com, Inc.

By:	/s/ Richard N. Beckstrand	By:	/s/ Jason C. Lindsey
Its:	Manager	Its:	President & COO